Exhibit 99.1

Ares Capital Corporation Appoints Scott Lem as Chief Financial Officer

Penni Roll to Step Down as Chief Financial Officer of Ares Capital Corporation

NEW YORK – November 9, 2023 – Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced today that Ares Capital’s Chief Accounting Officer, Vice President and Treasurer, Scott Lem, has been appointed as its new Chief Financial Officer, effective February 15, 2024. Mr. Lem succeeds Penni Roll, who plans to step down as Ares Capital’s Chief Financial Officer, effective the same date. Ms. Roll, who also serves as the Chief Financial Officer of Ares Management Corporation’s (“Ares”) Credit Group, will remain an officer of Ares Capital and at Ares in a senior leadership capacity.

Since joining Ares in 2003, Mr. Lem has served in a number of senior finance and accounting roles, both at Ares Capital and in the Ares Credit Group. Prior to joining Ares, Mr. Lem worked at Ernst & Young LLP and Arthur Andersen LLP. He graduated with a B.S. in Accounting from the University of Southern California's Leventhal School of Accounting and a B.S. in Business Administration from the University of Southern California's Marshall School of Business. Mr. Lem also received an MBA in Finance from UCLA's Anderson School of Management.

“I want to thank Penni for her tremendous leadership and the many contributions she has made as our Chief Financial Officer over the past 13 years,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “During Penni’s tenure, Ares Capital has created significant shareholder value and has expanded upon its market leadership position in the business development company sector. At the same time, I want to welcome Scott to his new role. Scott is a seasoned executive who has been important in helping drive growth and success at the Company over the past two decades. We couldn’t be more pleased for him to step into this position.”

“Scott and I have had a long partnership for more than a decade and I am very excited for him to be appointed as our new CFO,” said Ms. Roll. “Scott is a long-tenured and accomplished executive with Ares and has an experienced team that will continue to work alongside him. Looking ahead, I am delighted to continue my career at Ares in a senior leadership capacity.”

“I am truly honored to become the next CFO of Ares Capital,” said Mr. Lem. “I am fortunate to have been part of the Company since the beginning and I am excited to step into this role and continue building upon its success. I look forward to working closely with Kipp, Kort, Mitch, Jana and the rest of our talented and committed team for many years to come.”

ABOUT ARES CAPITAL CORPORATION

Founded in 2004, Ares Capital is a leading specialty finance company focused on providing direct loans and other investments in private middle market companies in the United States. Ares Capital's objective is to source and invest in high-quality borrowers that need capital to achieve their business goals, which often leads to economic growth and employment. Ares Capital believes its loans and other investments in these companies can generate attractive levels of current income and potential capital appreciation for investors. Ares Capital, through its investment manager, utilizes its extensive, direct origination capabilities and incumbent borrower relationships to source and underwrite predominantly senior secured loans but also subordinated debt and equity investments. Ares Capital has elected to be regulated as a business development company ("BDC") and is the largest publicly traded BDC by market capitalization as of September 30, 2023. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE:ARES), a publicly traded, leading global alternative investment manager. For more information about Ares Capital, visit www.arescapitalcorp.com.

Contacts

Investors

Carl G. Drake or John Stilmar

(888) 818-5298

irarcc@aresmgmt.com

Media

Priscila Roney

212-808-1185

media@aresmgmt.com